EXHIBIT M

                 CERTAIN INFORMATION REGARDING THE SHAREHOLDERS

The information disclosed in this Exhibit M relating to the Shareholders is based on information furnished to VIB by the Company.

The following table sets forth the name and present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such occupation or employment is conduct. Unless otherwise indicated, the business address of each of the Shareholders is 991 Bennett Avenue, Arroyo Grande, California 93421. All the Shareholders are citizens of the United States.

SHAREHOLDER                   PRESENT PRINCIPAL OCCUPATION
---------------------------   --------------------------------------------------

   Carrol R. Pruett           Chairman of the Board, Mid-State Bancshares and
                              Mid-State Bank & Trust, President/Chief Executive
                              Officer of Mid-State Bancshares (Retired in 2001)
                              and Mid-State Bank & Trust (Retired in 2000)

   James W. Lokey             President/Chief Executive Officer, Mid-State
                              Bancshares and Mid-State Bank & Trust

   Daryl L. Flood             Retired

   Gregory R. Morris          President, Morris & Garritano Insurance Agency

   H. Edward Heron            Vice President, Coldwell Banker

   Stephen P. Maguire         President, Maguire Investments, Inc.

   Alan Rains                 Chairman of the Board, A. Rains Inc., dba Rains
                              Department Store

   George H. Andrews          Certified Public Accountant, Andrews Galloway and
                              Associates, Certified Public Accountants

   Harry Sackrider            Executive Vice President, Mid-State Bancshares and
                              Executive Vice President/Chief Credit Officer,
                              Mid-State Bank & Trust

                              Chief Credit Officer, Mid-State Bank & Trust

   James G. Stathos           Executive Vice President/Chief Financial Officer,
                              Mid-State Bancshares and Mid-State Bank & Trust

                              Chief Financial Officer, Mid-State Bank & Trust and Mid-State Bancshares 1998 to present. Appointed Executive Vice President/Chief Financial Officer of the Bank in April 1991

To the best of VIB's knowledge, none of the Shareholders has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (b) been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.